Exhibit 99

CACI Announces Management Retirement and

New Board Nominee Selection

— Company Reconfirms its FY05 Earnings Guidance

Issued August 18, 2004 —

Arlington, Va., September 30, 2004—CACI International Inc (NYSE: CAI) announced today that the President of its U.S. Domestic Operations, Mr. L. Kenneth Johnson, has formally announced his retirement from CACI to be effective November 1, 2004 in order to pursue personal interests and spend more time with his family and grandchildren. Mr. Johnson’s departure from CACI comes after five years of dedicated service wherein he was a member of CACI’s top management team. The company announced that its Chairman and CEO, Dr. J. P. London, as he has on occasion over the past 20 years, would serve as President of CACI’s U.S. Operations until Ken’s replacement is selected. Mr. William M. Fairl, CACI’s Executive Vice President and a 30-year veteran in the IT industry, has been appointed to serve as CACI’s Acting Chief Operating Officer (COO) for U.S. Operations and will work directly with Dr. London in continuing the company’s growing business momentum. Dr. London has served as CACI’s CEO since 1984. Mr. Johnson will remain affiliated with CACI on a management-consulting basis through at least CACI’s fiscal year 2005.

Ken Johnson said, “I have been very proud to be a part of the winning CACI team over the last five years.” He noted he had joined a first class operation when he came to the company and would be leaving an equally first rate organization on his departure. He further said, “I am quite proud to have been a member of a team that year-after-year performs at such a high level.”

Dr. London commented, “Ken has done much to shape the future of CACI’s U.S. operations, and we want to take this opportunity to thank him for his fine service over these past five years. As Ken steps aside and onto other pursuits, we wish him all the best for the future.”

CACI reiterated that its performance objectives and earnings guidance announced to the street August 18, 2004 remains unchanged and that the company is on course to meet its operating goals. CACI completed its FY04, ending 30 June 2004, with $1.146 billion in revenue having also completed four acquisitions—the largest of which was the acquisition of the $250 million Defense and Intelligence unit of American Management Systems, Inc. of Fairfax, VA. Earnings per share, diluted, for the year were $2.13.

CACI also announced its nominee slate for the fall election of its Board of Directors to include one new director. Dr. London announced that Mr. Herbert W. Anderson was being nominated for election to the Board. Mr. Anderson is retiring as President of Northrop Grumman’s Information Technology (NGIT) sector, where he was instrumental over the last decade in building Northrop Grumman’s technology business into a five billion dollar IT (information technology) platform. In particular, he led NGIT’s very successful mergers and acquisitions integration strategy. Dr. London said, “We are quite pleased to have Herb

Anderson as our new nominee to CACI’s Board of Directors. His fresh operational experience leading a $5 billion organization in the government information technology market will serve us well.”

The CACI Board announced that its slate for the fall election would consist of nine other independent outside (non-management) directors, in addition to Mr. Anderson. Nominees for reelection at the annual meeting are: Michael J. Bayer, Peter A. Derow, Richard L. Leatherwood, Dr. J. P. London, Barbara A. McNamara, Arthur L. Money, Dr. Warren R. Phillips, Charles P. Revoile, John M. Toups, and Larry D. Welch. The full slate consists of eleven directors in all.

CACI’s annual meeting will be held on December 1, 2004. The related proxy materials, containing important information about the matters to be taken up at the meeting, are expected to be sent to stockholders on or about October 22, 2004, and, as always, stockholders should read the proxy statement with care when it becomes available. Any interested person can obtain the proxy statement and any other proxy materials without charge at the SEC’s website at www.sec.gov.

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For information contact:

Jody Brown	David Dragics
Senior Vice President, Public Relations	Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(703) 841-7835, ddragics@caci.com